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                                                                    Exhibit 23.6





              Consent of Independent Certified Public Accountants



We have issued our report dated January 8, 1999 accompanying the consolidated financial statements (not presented separately herein) of Metropolitan State Bank and Subsidiary (a wholly owned subsidiary of Lakeland Bancorp, Inc.) included in the 1998 Annual Report of Lakeland Bancorp, Inc. on Form 10-K for the year ended December 31, 1998 which is included in this Registration Statement. We consent to the inclusion in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "Experts."


Grant Thornton LLP
Philadelphia, Pennsylvania
June 2, 1999